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                                 EXHIBIT 99.1

                    Press Release issued November 30, 2000

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For Information Contact
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At Greater Bay Bancorp:                          At Financial Relations Board:
David L. Kalkbrenner, President & CEO            Christina Carrabino (general information)
(650) 614-5767                                   James Hoyne (analyst contact)
Steven C. Smith, EVP, CAO & CFO                  (415) 986-1591
(650) 813-8222
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FOR IMMEDIATE RELEASE

                   GREATER BAY BANCORP COMPLETES ACQUISITION
                            OF THE MATSCO COMPANIES



PALO ALTO, CA, November 30, 2000 -- Greater Bay Bancorp (Nasdaq:GBBK), a
$4.3 billion ($4.7 billion on a pro forma basis) in assets financial services holding company, announced today that it has completed the acquisition of The Matsco Companies Inc. Matsco, with approximately $200 million in assets and headquartered in Emeryville, California, specializes in financial services for the dental and veterinary markets. Greater Bay Bancorp paid the Matsco shareholders $6.5 million in cash upon the closing and will pay up to an additional $6.0 million (on a present value basis) in an earn-out arrangement over a 5 year period.

Greater Bay Bancorp anticipates the transaction to be 2% accretive to 2001 earnings, after goodwill amortization and excluding one-time nonrecurring transaction-related expenses. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the acquisition. On a pro forma basis as if the acquisition had closed on September 30, 2000, the combined company would have had total assets of approximately $4.7 billion, which includes the recently completed mergers with Bank of Santa Clara and Bank of Petaluma.

David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, commented, "We are very pleased to welcome Matsco to the Greater Bay Bancorp family. Matsco's experienced management team and dedicated employees bring to Greater Bay Bancorp a niche financial services business focused on the professional healthcare market with a proven track record. Matsco's equipment leasing and commercial finance capabilities provide Greater Bay Bancorp with the ability to expand our service offerings to current clients, as well as the opportunity to offer other credit and deposit services to Matsco's existing clients."

Matthew Shieman, President and Chief Executive Officer of Matsco who will continue to lead Matsco as part of Greater Bay Bancorp, said, "The Matsco team is very pleased to join the Greater Bay Bancorp family. We see significant cross-selling opportunities which we believe will benefit the entire combined company as well as our valued clients."

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Matsco offers a complete range of finance products and services to meet the needs of dentists and veterinarians throughout their professional career. The Company is endorsed exclusively by the American Dental Association (ADA) and California Dental Association (CDA). The principal financial products offered by Matsco include practice start-up financing, practice expansion financing, practice acquisition financing, working capital and financing for retirement planning. These products are structured as either equipment leases or loans.

Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce, along with its operating divisions serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Coastal Region.

Safe Harbor

Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's current expectations regarding future operating results, growth in loans, deposits and assets, continued success of its Super Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and the quality of the Company's earning assets; (2) any difficulties that may be encountered in integrating recently acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company's warrant positions; and (5) the other risks set forth in the Company`s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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